As filed with the Securities and Exchange Commission on August 22, 2003
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               BIOPURE CORPORATION
             (Exact name of registrant as specified in its charter)
           Delaware                                       04-2836871
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)
                                                        Jane Kober
                                                    Biopure Corporation
          11 Hurley Street                            11 Hurley Street
        Cambridge, MA 02141                         Cambridge, MA 02141
           (617) 234-6500                              (617) 234-6500
  (Address, including zip code, and          (Name, address, including zip code,
telephone number, including area code, of      and telephone number, including
registrant's principal executive offices)      area code, of agent for service)

                            ------------------------
                                    Copy to:
                             Matthew Ricciardi, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                               New York, NY 10019
                            ------------------------

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
======================================== ===================== ==================== ====================== ======================

          Title of Securities                Amount To Be       Proposed Maximum      Proposed Maximum           Amount of
           To Be Registered                   Registered       Offering Price Per    Aggregate Offering      Registration Fee
                                                                  Security (1)            Price (2)
---------------------------------------- --------------------- -------------------- ---------------------- ----------------------
Class A common stock, $0.01 par value(3)      97,774 (1)              $3.03 (2)           $296,256                   $24
---------------------------------------- --------------------- -------------------- ---------------------- ----------------------
Class A common stock, $0.01 par value(3)      30,000 (1)              $3.34 (2)           $100,200                    $9
---------------------------------------- --------------------- -------------------- ---------------------- ----------------------
Class A common stock, $0.01 par value(3)      45,000 (1)              $7.53 (2)           $338,850                   $27
---------------------------------------- --------------------- -------------------- ---------------------- ----------------------
Class A common stock, $0.01 par value(3)      20,700 (1)              $7.67 (2)           $158,769                   $13
======================================== ===================== ==================== ====================== ======================
   Total                                      193,474                                     $894,075                   $73
======================================== ===================== ==================== ====================== ======================

(1) Represents shares issuable upon exercise of outstanding warrants. In accordance with Rule 416, there is also being registered hereunder such indeterminate number of additional shares of Class A common stock as may become issuable upon exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)  Based, pursuant to Rule 457, on the exercise price of warrants.
(3)  Including the associated preferred stock purchase rights.

         We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any State in which such offer, solicitation or sale is not permitted.


SUBJECT TO COMPLETION DATED AUGUST 22, 2003





                                   PROSPECTUS

                               BIOPURE CORPORATION

                         Shares of Class A Common Stock

                             _____________________

          All of the shares of our Class A common stock offered hereby are being sold by the securityholders listed in this prospectus. See "Selling Securityholders." The shares of our Class A common stock offered are issuable upon the exercise of outstanding warrants to purchase our Class A common stock held by the selling securityholders. The number of shares offered by the selling securityholders is subject to increase in certain events by reason of antidilution provisions contained in the warrants held by them. The selling securityholders holding warrants must first exercise the warrants before they can resell those shares under this prospectus.

          We will receive the exercise price of the warrants described in this prospectus to the extent they are exercised for cash, but we will not otherwise receive any proceeds in connection with the sale of the shares by the selling securityholders. See "Use of Proceeds."

          The selling securityholders may offer the shares from time to time to or through brokers, dealers or other agents, or directly to other purchasers, in one or more market transactions or private transactions at prevailing market or at negotiated prices. See "Plan of Distribution."

          We will bear the costs and expenses of registering the shares offered by the selling securityholders. The selling securityholders will bear any commissions and discounts attributable to their sales of the shares.

          Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 for a discussion of factors you should consider before buying our common stock.

          Our common stock is traded on The Nasdaq Stock Market under the symbol "BPUR." On August 21, 2003, the last reported sale price for our common stock on The Nasdaq Stock Market was $8.25 per share.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus is August o , 2003.

                                TABLE OF CONTENTS



                                                                            Page


BIOPURE CORPORATION...........................................................2

RISK FACTORS..................................................................3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION...................12

DESCRIPTION OF COMMON STOCK..................................................13

WHERE YOU CAN FIND MORE INFORMATION..........................................13

USE OF PROCEEDS..............................................................15

SELLING SECURITYHOLDERS......................................................15

PLAN OF DISTRIBUTION.........................................................16

LEGAL MATTERS................................................................18

EXPERTS......................................................................18


You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

                               BIOPURE CORPORATION

          Biopure was incorporated in Delaware in 1984. Our executive offices are located at 11 Hurley Street, Cambridge, Massachusetts 02141, and our telephone number is (617) 234-6500.

          Biopure(R), Hemopure(R) and Oxyglobin(R) are registered trademarks of Biopure.

                                  RISK FACTORS

         An investment in the common stock offered by this prospectus is very risky. You should carefully consider the following risk factors in addition to the information in the remainder of this prospectus before deciding to purchase the common stock.

         These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our securities.

Company Risks

We May Not Be Able To Continue as A Going Concern, as Our Funds Are Sufficient to Fund Operations Only Until Approximately April 2004.

          Ernst & Young LLP, our independent auditors, have included a going concern modification in their audit opinion on our consolidated financial statements for the fiscal year ended October 31, 2002, which states that "the Company's recurring losses from operations and the current lack of sufficient funds to sustain its operations through the second quarter of fiscal 2003 raise substantial doubt about its ability to continue as a going concern."

     We expect our cash position to fund operations until approximately April 2004 per our current operating plan. We are exploring opportunities to raise additional capital through equity offerings, strategic alliances and other financing vehicles, but we cannot assure you that sufficient funds will be available to us on terms that we deem acceptable, if they are available at all. The inclusion of a going concern modification in Ernst & Young LLP's audit opinion may materially and adversely affect our ability to raise new capital.

          Our financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have not made any adjustments to our financial statements as a result of the going concern opinion. If we cannot continue as a going concern, we may have to liquidate our assets and we may receive significantly less than the values at which they are carried on our financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts that holders of our common stock would receive, if anything, in liquidation.

Failure to Raise Additional Funds May Affect the Development, Manufacture and Sale of Our Products

     We require substantial working capital to develop, manufacture and sell our products and to finance our operations until such, time if ever, as we are able to generate positive operating cash flow. We will need additional funding for, among other things, additional pre-clinical and clinical studies to support expanded indications for Hemopure, the commercial launch of Hemopure which is subject to approval by the FDA in the United States or other regulatory authorities elsewhere, and manufacturing capacity. We expect our cash position to fund operations until approximately April 2004 per our current operating plan.

          If additional financing is not available when needed or is not available on acceptable terms, we may be unable to develop products, build manufacturing capacity or fulfill other important goals. A sustained period in which financing is not available could force us to go out of business.

If We Fail to Obtain FDA Approval, We Cannot Market Hemopure in the United
States

     We will not be able to market Hemopure in the United States unless and until we receive FDA approval. We have filed an application for approval with the FDA, and the application was accepted for review on October 1, 2002. The FDA advised that it would complete its review and take action on the application by August 29, 2003. By letter dated July 30, 2003, the FDA gave us comments on the application, stating it had completed its review. We are working on our responses. However, the FDA could find that our responses do not address its issues adequately and could require additional data or even further clinical trials, including trials for indications other than those for which the pending application seeks approval, prior to approval of Hemopure. Trials are expensive and time-consuming and we may not have the financial resources to fund such trials. Despite all of our efforts, the FDA could refuse to grant a marketing authorization.

If We Fail to Obtain Regulatory Approvals in Foreign Jurisdictions, We Will Not Be Able to Market Hemopure Abroad

          We also intend to market our products in international markets, including Europe. We must obtain separate regulatory approvals in order to market our products in Europe and many other foreign jurisdictions. The regulatory approval processes differ among these jurisdictions. Approval in any one jurisdiction does not ensure approval in a different jurisdiction. As a result, obtaining foreign approvals will require additional expenditures and significant amounts of time.

We Cannot Expand Indications for Our Products Unless We Receive FDA Approval for Each Proposed Indication

          The FDA requires a separate approval for each proposed indication for the use of Hemopure in the United States. We have applied for an indication for Hemopure that will only involve its perioperative use in patients undergoing orthopedic surgery. Subsequently, we expect to expand Hemopure's indications. To do so, we will have to design additional clinical trials, submit the trial designs to the FDA for review and complete those trials successfully. We cannot guarantee that the FDA will approve Hemopure for any indication. We can only promote Hemopure in the United States for indications that have been approved by the FDA. The FDA may require a label cautioning against Hemopure's use for indications for which it has not been approved.

          The FDA has approved the use of our veterinary product, Oxyglobin, for the treatment of anemia in dogs, regardless of the cause of the anemia. Supplemental approvals are required to market Oxyglobin for any new indications or additional species. We cannot guarantee that we will receive such approvals.

If We Cannot Find Appropriate Marketing Partners, We May Not Be Able to Market and Distribute Hemopure Effectively

          Our success depends, in part, on our ability to market and distribute Hemopure effectively. We have no experience in the sale or marketing of medical products for humans. In the event that we obtain FDA approval of Hemopure, we may require the assistance of one or more experienced pharmaceutical companies to market and distribute Hemopure effectively.

          If we seek an alliance with an experienced pharmaceutical company:

          o we may be unable to find a collaborative partner, enter into an alliance on favorable terms, or enter into an alliance that will be successful;

          o any partner to an alliance might, at its discretion, limit the amount and timing of resources it devotes to marketing Hemopure; and

          o any marketing partner or licensee might terminate its agreement with us and abandon our products at any time without significant payments, whether or not permitted by the applicable agreement.

          If we do not enter into alliances to market and distribute our products, we may not be successful in entering into alternative arrangements, whether engaging independent distributors, or recruiting, training and retaining a marketing staff and sales force of our own.

If We Cannot Generate Adequate, Profitable Sales of Hemopure, We Will Not Be Successful

          To succeed as a company, we must develop Hemopure commercially and sell adequate quantities of Hemopure at a high enough price to generate a profit. We may not accomplish either of these objectives. To date, we have focused our efforts on developing our products and establishing their safety and efficacy. Uncertainty exists regarding the potential size of the market for Hemopure and the price that we can charge for it. Additionally, the size of the market will be greatly reduced if reimbursement for the cost of Hemopure is not available.

If We Cannot Obtain Market Acceptance of Hemopure, We Will Not Be Able to Generate Adequate, Profitable Sales

          Even if we succeed in obtaining marketing approval for Hemopure, a number of factors may affect future sales of our product. These factors include:

          o whether and how quickly physicians accept Hemopure as a cost-effective and therapeutic alternative to other products, in particular, donated human blood. It may take longer than we anticipate to obtain market acceptance; and

          o whether medical care providers or the public accept the use of a bovine-derived protein in transfusions, particularly in light of public perceptions in Europe and elsewhere about the risk of "mad cow disease"; notwithstanding the certification of the product's safety with regard to agents causing this category of disease by the European Directorate for the Quality of Medicines.

If We Fail to Comply with Good Manufacturing Practices, We May Not Be Able to Sell Our Products

          To obtain FDA approval to sell our products, we must demonstrate to the FDA that we can manufacture our products in compliance with the FDA's good manufacturing practices, commonly known as GMPs. GMPs are stringent requirements that apply to all aspects of the manufacturing process. We are subject to periodic FDA inspections to determine whether we are in compliance with the GMP requirements. If we fail to manufacture in compliance with GMPs, the FDA may refuse to approve our products or take other enforcement action with respect to products that we are distributing commercially.

Because the Manufacturing Process for Our Products Is Complicated and Time-Consuming, We May Experience Problems That Would Limit Our Ability to Manufacture and Sell Our Products

          As with any manufactured product, problems can occur during our production processes. These problems can result in increased production scrap, which can reduce operating margins. These problems could also require us to delay shipments, recall previously shipped product or be unable to supply product for a period of time, all of which could negatively impact our results of operations. Contamination or defects could result in a material recall in the future, which could adversely affect our results of operations.

We Manufacture Our Products at a Single Location and, If We Were Unable to Utilize This Facility, We Would Not Be Able to Manufacture and Sell These Products for an Extended Period of Time

         We manufacture our products at a single location located in Massachusetts with ancillary facilities in Pennsylvania and New Hampshire. Damage to any of these manufacturing facilities due to fire, contamination, natural disaster, power loss, riots, unauthorized entry or other events could cause us to cease the manufacturing of our products. If our Massachusetts manufacturing facility were destroyed, it could take approximately two years or more to rebuild and qualify it; Our proposed new manufacturing facility is expected to take 30 months or more to build. In the reconstruction period, we would not be able to sell our products, exclusive of finished goods in inventory.

We Are Dependent on Third Parties to Finance Expansion of Our Manufacturing Capacity, and Failure to Increase Manufacturing Capacity May Impair Hemopure's Market Acceptance and Prevent Us From Achieving Profitability

          We will need to construct additional manufacturing facilities to meet annual demand in excess of our current capacity. If Hemopure receives market acceptance, we may experience difficulty manufacturing enough of the product to meet demand. If we cannot manufacture sufficient quantities of Hemopure, we may not be able to operate profitably. In addition, if we cannot fill orders for Hemopure, customers might turn to alternative products and may choose not to use Hemopure even after we have addressed our capacity shortage.

          We will face risks, including the risk of scale-up of our processes, in any new construction, and in turn could encounter delays, higher than usual rejects, additional reviews and tests of units produced and other costs attendant to an inability to manufacture saleable product.

          The construction of our proposed new manufacturing facility in Sumter, South Carolina is dependent upon financing from third parties. Groundbreaking for this facility has been delayed and could be delayed further as a result of delays in obtaining such financing. We cannot assure you that sufficient financing for this facility will be available, or if available, will be on terms that are acceptable to us. The completion of this facility or the addition of comparable manufacturing capacity is a key milestone in our plan for future operations. The later the date of completion of additional manufacturing capacity, the more financing we will need for working capital.

Our Lack of Operating History Makes Evaluating Our Business Difficult

          Licensing fees, proceeds from the sales of equity securities and payments to fund our research and development activities comprise almost all of our funding to date. We have no operating history of selling our products in large quantities upon which to base an evaluation of our business and our prospects. Consequently, we have no experience on which to predict future commercial success.

We Have a History of Losses and Expect Future Losses

          We have had annual losses from operations since our inception in 1984. In the fiscal years ended October 31, 2000, 2001 and 2002, we had losses from operations of $40,434,000, $52,957,000 and $46,657,000, respectively, and we had an accumulated deficit of $404,365,000 as of April 30, 2003. We expect to continue to incur losses from operations until we are able to develop Hemopure commercially and generate a profit. We cannot assure you that we will ever be able to achieve profitable operations.

If We Are Not Able to Protect Our Intellectual Property, Competition Could Force Us to Lower Our Prices, Which Might Reduce Profitability

          We believe that our patents, trademarks and other intellectual property rights, including our proprietary know-how, will be important to our success. Our business position will depend, in part, upon our ability to defend our existing patents and engage in our business free of claims of infringement by third parties. We will need to obtain additional patents for our products, the processes utilized to make our products and our product uses. We cannot guarantee that additional products or processes will achieve patent protection. In addition, third parties may successfully challenge our patents.

          We have not filed patent applications in every country. In certain countries, obtaining patents for our products, processes and uses may be difficult or impossible. Patents issued in regions other than the United States and Europe may be harder to enforce than, and may not provide the same protection as, patents obtained in the United States and Europe.

Failure to Avoid Infringement of Others' Intellectual Property Rights Could Impair Our Ability to Manufacture and Market Our Products

          We cannot guarantee that our products and manufacturing process will be free of claims by third parties alleging that we have infringed their patents. Any such claim could be expensive and time-consuming to defend, and an adverse litigation result or a settlement of litigation could require us either to obtain a license from the complaining party or to change our manufacturing process. Either result could be expensive or result in a protracted plant shutdown, in turn adversely affecting our ability to make a profit.

          A third party could also allege that our products are used in a manner that violates a use patent. Such a claim, if valid, would also be expensive to defend, and either an adverse litigation result or a settlement could limit or preclude us from marketing our product for the patented use and, in turn, adversely affect our sales revenues.

Our Profitability Will Be Affected If We Incur Product Liability Claims in Excess of Our Insurance Coverage

          The testing and marketing of medical products, even after FDA approval, have an inherent risk of product liability. We maintain limited product liability insurance coverage in the total amount of $20,000,000. However, our profitability will be adversely affected by a successful product liability claim in excess of our insurance coverage. We cannot guarantee that product liability insurance will be available in the future or be available on reasonable terms.

Replacing Our Sole Source Suppliers for Key Materials Could Result in Unexpected Delays and Expenses

          We obtain some key materials, including membranes and chemicals, and services from sole source suppliers. All of these materials are commercially available elsewhere. If such materials or services were no longer available at a reasonable cost from our existing suppliers, we would need to purchase substitute materials from new suppliers. If we need to locate a new supplier, the substitute or replacement materials or facilities will most likely be tested for equivalency. Such equivalency tests could significantly delay development of a product, delay or limit commercial sales of an FDA-approved product and cause us to incur additional expense.

Provisions of Our Restated Certificate of Incorporation and By-Laws Could Impair or Delay Shareholders' Ability to Replace or Remove Our Management and Could Discourage Takeover Transactions that a Stockholder Might Consider to Be in Its Best Interest

          Provisions of our Restated Certificate of Incorporation and by-laws, as well as our stockholders rights plan, could impede attempts by shareholders to remove or replace our management or could discourage others from initiating a potential merger, takeover or other change of control transaction, including a potential transaction at a premium over market price that a stockholder might consider to be in its best interest. In particular:

          o Our restated Certificate of Incorporation does not permit stockholders to take action by written consent and provides for a classified Board of Directors, and our by-laws provide that stockholders who wish to bring business before an annual meeting of shareholders or to nominate candidates for election of directors at an annual meeting of stockholders must deliver advance notice of their proposals to us before the meeting. These provisions could make it more difficult for a party to replace our board of directors by requiring two annual stockholder meetings to replace a majority of the directors, making it impossible to remove or elect directors by written consent in lieu of a meeting and making it more difficult to introduce business at meetings.

          o Our shareholder rights plan may have the effect of discouraging any person or group that wishes to acquire more than 20% of our class A common stock from doing so without obtaining our agreement to redeem the rights; if our agreement to redeem the rights is not obtained, the acquiring person or group would suffer substantial dilution.

Industry Risks

Intense Competition Could Harm Our Financial Performance

          The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to or alternatives to Hemopure.

          We are aware of three competitors that make periodic disclosures to the public. Northfield Laboratories Inc. and Hemosol Inc. are in advanced stages of developing hemoglobin-based oxygen carriers produced from expired human blood. Baxter International Inc. has announced that it is developing a recombinant hemoglobin-based oxygen carrier. Northfield's product is in advanced clinical trials. The products being developed by all three of these companies are intended for use in humans and as such could compete, if approved by regulatory authorities, with Hemopure.

          Increased competition could diminish our ability to become profitable or affect our profitability in the future. Our existing and potential competitors:

          o    are conducting clinical trials of their products;

          o may have substantially greater resources than we do and may be better equipped to develop, manufacture and market their products;

          o    may have their products approved for marketing prior to Hemopure;
               and

          o may develop superior technologies or products rendering our technology and products non-competitive or obsolete.

Stringent, Ongoing Government Regulation and Inspection of Our Products Could Lead to Delays in the Manufacture, Marketing and Sale of Our Products

          The FDA continues to review products even after they receive FDA approval. If and when the FDA approves Hemopure, its manufacture and marketing will be subject to ongoing regulation, including compliance with current good manufacturing practices, adverse event reporting requirements and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of Hemopure. In addition, the FDA could withdraw a previously approved product from the market upon receipt of newly discovered information. Furthermore, the FDA could require us to conduct additional, and potentially expensive, studies in areas outside our approved indications.

          We will be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, we must secure approval of a product by the comparable non-U.S. regulatory authorities prior to the commencement of marketing of the product in a country. The approval process varies from country to country and the time needed to secure additional approvals may be longer than that required for FDA approval. These applications may require the completion of additional preclinical and clinical studies and disclosure of information relating to manufacturing and controls. Unanticipated changes in existing regulations or the adoption of new regulations could affect the manufacture and marketing of our products.

Health Care Reform and Controls on Health Care Spending May Limit the Price We Can Charge for Hemopure and the Amount We Can Sell

          The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the United States. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our products. Assuming we succeed in bringing Hemopure to market, uncertainties regarding future health care reform and private market practices could affect our ability to sell Hemopure in large quantities at profitable pricing.

Uncertainty of Third-Party Reimbursement Could Affect Our Profitability

          Sales of medical products largely depend on the reimbursement of patients' medical expenses by governmental health care programs and private health insurers. There is no guarantee that governmental health care programs or private health insurers will reimburse our sales of Hemopure, or permit us to sell our product at high enough prices to generate a profit.

Investment Risks

Potential for Dilution and Decline of the Price of Our Shares

     Our cash on hand is estimated to be sufficient to continue operations until approximately April 2004 under our current operating plan. We will need additional funds to operate beyond this point and are exploring opportunities to raise capital through equity offerings, licensing arrangements and strategic alliances and other financing vehicles that could include an equity component.

          Any additional sale of shares may have a dilutive effect on our existing stockholders. Subsequent sales of these shares in the open market could also have the effect of lowering our stock price, thereby increasing the number of shares we may need to issue in the future to raise the same dollar amount and consequently further diluting our outstanding shares. These future sales could also have an adverse effect on the market price of our shares and could result in additional dilution to the holders of our shares.

          The perceived risk associated with the possible sale of a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

          If our stock price declines, we may be unable to raise additional capital. A sustained inability to raise capital could force us to go out of business. Significant declines in the price of our common stock could also impede our ability to attract and retain qualified employees, reduce the liquidity of our common stock and result in the delisting of our common stock from The Nasdaq Stock Market.

Shares Eligible for Future Sale May Cause the Market Price for Our Common Stock to Drop Significantly, Even If Our Business Is Doing Well

          We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. Substantially all of our outstanding shares of class A common stock are either freely tradable in the public market, unless acquired by our affiliates, or are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933 and eligible for immediate sale in the public market pursuant to Rule 144, subject to certain volume and manner of sale limitations. Other shares of our common stock issued in the future, including shares issued upon exercise of outstanding options and warrants, may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

Our Stock Price Has Been and May Continue to Be Highly Volatile, Which May Adversely Affect Holders of Our Stock and Our Ability to Raise Capital

          The trading price of our common stock has been and is likely to continue to be extremely volatile. During the period from November 1, 2000 through August 21, 2003, our stock price has ranged from a low of $2.18 per share (on January 29, 2003) to a high of $32.70 per share (on May 9, 2001). Further information regarding the trading price of our common stock is included on page 17 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2002. Our stock price and trading volume could be subject to wide fluctuations in response to a variety of factors, including the following:

          o actual or potential clinical trial results relating to products under development by us or our competitors;

          o    delays in our testing and development schedules;

          o events or announcements relating to our relationships with others, including the status of potential transactions with investors, licensees and other parties;

          o announcements of technological innovations or new products by our competitors;

          o developments or disputes concerning patents or proprietary rights;

          o regulatory developments in the United States and foreign countries;

          o    FDA approval of Hemopure or competitors' products;

          o economic and other factors, as well as period-to-period fluctuations in our financial results;

          o    market conditions for pharmaceutical and biotechnology stocks;
               and

          o publicity regarding actual or potential medical results relating to products under development by us or our competitors.

External factors may also adversely affect the market price for our common stock. Our common stock currently trades on The Nasdaq Stock Market. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors on The Nasdaq Stock Market.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          This prospectus contains forward-looking statements concerning, among other things, possible applications for marketing approval and other regulatory matters, clinical trials, plans for the development of Hemopure and business strategies. These forward-looking statements are identified by the use of such terms as "intends," "expects," "plans," "estimates," "anticipates," "should" and "believes." These statements reflect only management's current expectations.

          These forward-looking statements involve risks and uncertainties. There can be no assurance that we will be able to commercially develop our oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in our operations and business environment. These risks include, without limitation, Biopure's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations, as well as the other risks and uncertainties described under "Risk Factors" on page 3 of this prospectus.

          We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-Q, 8-K and 10-K reports to the SEC.

                           DESCRIPTION OF COMMON STOCK

Class A Common Stock

          The holders of our Class A common stock are entitled to one vote per share on all matters submitted to our stockholders. The holders of our Class A common stock are entitled to receive dividends as and when declared by our board of directors.

          Upon any liquidation, dissolution or winding up of Biopure, holders of Class A common stock are entitled to ratable distribution, with the holders of the Class B common stock, of the assets available for distribution to our stockholders, after payment of the liquidation preferences due to the holders of our convertible preferred stock.

          Holders of Class A common stock do not have preemptive rights or cumulative voting rights.

Class B Common Stock

          Except as required by law, the holders of Class B common stock have no voting rights and have no right to receive dividends on their Class B common stock.

          The shares of Class B common stock are convertible into Class A common stock after the receipt of FDA approval for the commercial sale of Hemopure for use as an oxygen transport material in humans. The conversion ratio is based on a valuation of Biopure at the time of conversion which cannot exceed $3.0 billion. The maximum number of shares of Class A common stock issuable upon conversion of the Class B common stock is 1,272,119 and the minimum is 646,667. We will not issue any additional shares of Class B common stock.

          In the event of a liquidation, dissolution or winding up of Biopure, holders of Class B common stock are entitled to ratable distribution, with the holders of the Class A common stock, of the assets available for distribution to our stockholders.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC under the file number 001-15167. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

          This prospectus is part of a registration statement on Form S-3, including amendments, relating to the common stock offered by this prospectus, which has been filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

          The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

          o our Annual Report on Form 10-K for the fiscal year ended October 31, 2002;

          o our Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2003 and April 30, 2003;

          o    our Current Report on Form 8-K filed on July 18, 2003;

          o    our Current Report on Form 8-K filed on July 16, 2003;

          o    our Current Report on Form 8-K filed on May 14, 2003;

          o    our Current Report on Form 8-K filed on March 13, 2003;

          o    our Current Report on Form 8-K filed on January 24, 2003; and

          o the description of the Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed on November 4, 1999.

          You may obtain copies of these filings, at no cost, at the "Investor Relations" section of our website (www.biopure.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

                               Biopure Corporation
                              Attention: Secretary
                                11 Hurley Street
                               Cambridge, MA 02141
                            Telephone: (617) 234-6500

Except for the SEC filings that are incorporated by reference, the information contained on our website is not a part of this prospectus.

                                 USE OF PROCEEDS

         We will bear the costs and expenses of registering the shares offered by the selling securityholders. Other than the exercise of the warrants described herein (to the extent they may be exercised), we will not receive any of the proceeds from the sale of the shares offered by the selling securityholders. The holders of the warrants are not obligated to exercise the warrants, and there can be no assurance that they will choose to do so. The warrants may be exercised for cash or pursuant to the cashless exercise provisions contained in the warrants. If all of the warrants are exercised in full for cash, we will receive approximately $894,075 upon exercise.

          Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds of the exercise of the warrants, if any, for general corporate purposes, including capital expenditures and to meet working capital needs. Pending these uses, any net proceeds will be invested in investment-grade, interest-bearing securities.

          As of the date of this prospectus, we cannot specify particular uses for the net proceeds we might have from the exercise of the warrants. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

                             SELLING SECURITYHOLDERS

Selling Securityholder Table

          The following table sets forth certain information regarding the beneficial ownership of our Class A common stock by the selling securityholders as of August 21, 2003. To our knowledge, each of the selling securityholders has sole voting and investment power with respect to the shares of Class A common stock shown, subject to applicable community property laws. For purposes of the following table we have assumed that the selling securityholders will sell all the shares of our Class A common stock being offered in this prospectus. No selling securityholder owns 1% or more of our common stock.

                          Number of shares                              Number of shares
                         beneficially owned     Number of shares       beneficially owned
                           before offering      being offered (1)        after offering
Harlan P. Kleiman             122,680               109,680                 13,000
Paul Graham                   22,644                 22,644                   -
Marieanne Jorajuria            9,000                 9,000                    -
Katharine Winkler              8,050                 7,950                   100
Jane Clifford                  2,750                 2,750                    -
Paresh Patel                   3,250                 3,250                    -
Vida Harband                   6,000                 6,000                    -
Matthew D. Close               8,000                 8,000                    -
Kate Hudson                    1,000                 1,000                    -
Linda Kosut                    1,000                 1,000                    -
Nina Cartee                    1,500                 1,500                    -
DP Securities, Inc.           13,973                 13,973                   -
Robert Kyle                    1,552                 1,552                    -
Steven Meyer                   5,175                 5,175                    -

----------------
(1) Assumes that the selling securityholders exercise all of the warrants as to which they have requested registration of the underlying shares and that the shares of Class A common stock underlying such warrants are offered for sale by them.

Relationships with Selling Securityholders

          All of the warrants held by the selling securityholders were issued as compensation under placement agency agreements as follows:

          o During 2003 and 2002, we paid Shoreline Pacific LLC fees of $496,720 and $812,500, respectively, and issued warrants to purchase 196,454 and 65,000 shares of our Class A common stock, respectively, in connection with the issuance and sale of our securities. At the request of Shoreline Pacific LLC, we issued a portion of these warrants to the first eleven selling securityholders listed above. The 172,774 shares of Class A common stock being offered by these eleven selling securityholders above represent the shares of Class A common stock underlying these warrants.

          o During 2002, we paid DP Securities, Inc. fees of $258,750 and issued warrants to purchase 20,700 shares of our Class A common stock in connection with the issuance and sale of our securities. At the request of DP Securities, Inc., we issued a portion of these warrants to the last two selling securityholders listed above. The 20,700 shares of Class A common stock being offered by DP Securities, Inc. and the last two selling securityholders above represent the shares of Class A common stock underlying these warrants.


                              PLAN OF DISTRIBUTION

          The shares of Class A common stock the selling securityholders are offering under this registration statement consist of 193,474 shares of our Class A common stock, $0.01 par value per share, issuable upon exercise of warrants held by the selling securityholders. The purpose of this prospectus is to permit the selling securityholders, if they desire, to dispose of some or all of their shares at such times and at such prices as each may choose. Whether sales of shares will be made, and the timing and amount of any sale made, is within the sole discretion of each selling securityholder.

          We are registering the shares of Class A common stock on behalf of the selling securityholders. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

          o transactions on the NASDAQ Stock Market or on any national securities exchange or U.S. interdealer system of a registered national securities association on which the Class A common stock may be listed or quoted at the time of sale;

          o    in the over-the-counter market;

          o in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

          o    in connection with short sales of the shares;

          o    by pledge to secure or in payment of debt and other obligations;

          o through the writing of options, whether the options are listed on an options exchange or otherwise;

          o in connection with the writing of non-traded and exchange traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

          o    through a combination of any of the above transactions.

          The selling securityholders and their successors, including their transferees, pledges or donees or their successors, may sell the Class A common stock directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved.

          The selling securityholders also may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

          The selling securityholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

          The selling securityholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Class A common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

          The selling securityholders and any broker-dealers or agents that are involved in selling the shares of Class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          The warrants held by the selling securityholders include a registration rights agreement for the benefit of the selling securityholders to register the Class A common stock issuable upon exercise of the warrants under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of those selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Class A common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the registration of the Class A common stock. Commissions, discounts and transfer taxes, if any, attributable to the sale of the Class A common stock will be borne by the selling securityholders.

          The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Class A common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Class A common stock by any selling securityholder. If we are notified by any selling securityholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of Class A common stock, if required, we will file a supplement or post-effective amendment, as appropriate, to this prospectus. If the selling securityholders use this prospectus for any sale of the shares of Class A common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

          The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of our Class A common stock and activities of the selling securityholders.

                                  LEGAL MATTERS

          The validity of the Class A common stock offered in this prospectus will be passed upon for Biopure by our general counsel, Jane Kober.

                                     EXPERTS

          The consolidated financial statements of Biopure Corporation included in our Annual Report (Form 10-K) for the year ended October 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following table sets forth all expenses payable by Biopure in connection with the sale of up to 193,474 shares of Class A common stock being registered. All the amounts shown are estimates except for the registration fee.

                 SEC registration fee................................. $      73
                 Legal fees and expenses.............................. $  20,000
                 Accounting fees and expenses......................... $   5,000
                 Miscellaneous........................................ $   5,000
                          Total....................................... $  30,073


Item 15.  Indemnification of Officers and Directors

          Our Restated Certificate of Incorporation provides that each of our directors and officers shall be indemnified and held harmless by us, to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA, excise taxes or penalties, and amounts paid in settlement) reasonably incurred by reason of the fact that he or she is a director or officer.

          The Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:

          o for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;

          o for acts or omissions not in good faith or that involve conduct that the director or officer believes is not in the best interests of the corporation;

          o    for knowing violations of the law;

          o for any transaction from which the directors derived an improper personal benefit; and

          o for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the Delaware General Corporation Law.

          The Delaware General Corporation Law requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

          Our Restated Certificate of Incorporation also provides directors and officers with the right to be paid by us for expenses (including attorneys' fees) incurred in defending any proceeding in advance of the proceeding's final disposition. If a claim is not promptly paid in full by us, as further described in the Restated Certificate of Incorporation, the director or officer who is entitled to indemnification may bring suit against us to recover the unpaid amount of the claim. These rights of indemnification and advancement of expenses conferred in our Restated Certificate of Incorporation are not exclusive of any other right which may be acquired.

Item 16.  Exhibits

              Exhibit
               Number     Description of Document
               5.1        Opinion of Jane Kober.
              23.1        Consent of Ernst & Young LLP, Independent Auditors.
              23.2        Consent of Jane Kober (included in Exhibit 5.1).
              24.1        Powers of Attorney (included in the signature pages).



Item 17.  Undertakings

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant undertakes that, for purpose of determining any liability under the Securities Act of 1933: (1) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Cambridge, Massachusetts, on the 22 day of August, 2003.

                                            BIOPURE CORPORATION


                                                By:  /s/  Ronald F. Richards
                                                    ----------------------------
                                                Ronald F. Richards
                                                CHIEF FINANCIAL OFFICER
                                                (Principal financial officer)


                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RONALD F. RICHARDS and JANE KOBER, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.


                 SIGNATURES                       TITLE                        DATE
     /s/ Charles A. Sanders, M.D.      Director and Chairman of the    August 22, 2003
------------------------------------             Board
Charles A. Sanders, M.D.


     /s/ Thomas A. Moore              Director, President and Chief    August 22, 2003
------------------------------------        Executive Officer
Thomas A. Moore                       (Principal executive officer)


                                      II-4



    /s/ Ronald F. Richards               Chief Financial Officer       August 22, 2003
------------------------------------  (Principal financial officer)
Ronald F. Richards


    /s/ Richard F. Shaw                         Controller             August 22, 2003
------------------------------------
Richard F. Shaw


    /s/ David N. Judelson               Director and Vice Chairman     August 22, 2003
------------------------------------
David N. Judelson


    /s/ Carl W. Rausch                Director, Vice Chairman of the   August 22, 2003
------------------------------------    Board and Chief Technology
Carl W. Rausch                                   Officer



    /s/ Daniel P. Harrington                     Director              August 22, 2003
------------------------------------
Daniel P. Harrington


    /s/ C. Everett Koop, M.D.                    Director              August 22, 2003
------------------------------------
C. Everett Koop, M.D.


    /s/ J. Richard Crout, M.D.                   Director              August 22, 2003
------------------------------------
J. Richard Crout, M.D.

                                  EXHIBIT INDEX

                      Description
              5.1     Opinion of Jane Kober.
             23.1     Consent of Ernst & Young LLP, Independent Auditors.
             23.2     Consent of Jane Kober (included in Exhibit 5.1).
             24.1     Powers of Attorney (included in the signature pages).